EXHIBIT 5.1

Stevens & Lee
Suite 602
25 N. Queen St.
Lancaster, PA 17603

November 28, 2005

Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, PA 19102

Ladies and Gentlemen:

We are furnishing this opinion to you in connection with a Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) to be filed by Sovereign Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Securities Act”) in connection with the Company’s offer to exchange (the “Exchange Offer”) $200,000,000 aggregate principal amount of Senior Floating Rate Notes Due 2009 and $300,000,000 aggregate principal amount of 4.80% Senior Notes Due 2010 that have been registered with the Commission pursuant to the Securities Act (collectively, the “New Senior Notes”) for $200,000,000 aggregate principal amount of the Company’s outstanding Senior Floating Rate Notes Due 2009 and $300,000,000 aggregate principal amount of the Company’s outstanding 4.80% Senior Notes Due 2010 (collectively, the “Existing Senior Notes”) . The New Senior Notes will be issued pursuant to the indenture dated as of February 1, 1994, as supplemented by the sixth supplemental indenture thereto (as it may be further amended or supplemented from time to time, the “Indenture”), between the Company and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee (the “Trustee”).

In connection with delivering this opinion, we have reviewed the following documents:

          1.     The Registration Statement;

          2.     The Indenture;

          3.     The forms of the New Senior Notes;

          4.     Resolutions adopted by the Executive Committee of the Board of Directors of the Company on August 23, 2005, as certified by an assistant secretary of the Company;

          5.     The articles of incorporation of the Company, as certified by the Secretary of State of the Commonwealth of Pennsylvania on August 31, 2005; and

          6.     The bylaws of the Company as presently in effect, as certified by its corporate secretary or assistant secretary.

Based solely upon the above, and subject to the qualifications, limitations, assumptions and exceptions set forth below, it is our opinion that the New Senior Notes, when executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered against surrender of the Existing Senior Notes in accordance with the terms and conditions of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general equitable principles, including, without limitation, concepts of reasonableness, good faith and fair dealing, (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Sovereign Bancorp, Inc.

November 28, 2005

In providing this opinion we have assumed, without investigation, the authenticity of documents submitted to us as originals, the conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such documents submitted to us as copies, the genuineness of all signatures and the legal capacities of natural persons. In addition, we have assumed that each of the entities or persons other than the Company and its representatives executing any agreement, certificate, instrument or other document had the power and authority to enter into and perform all of its obligations under such documents, and have also assumed the due execution and delivery of these documents by each such entity or person.

Our opinions set forth herein are based upon and rely upon the current state of the law and, in all respects, are subject to and may be limited by future legislation and regulations as well as developing case law. We assume no obligation to update or supplement our opinions set forth herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or regulations or any judicial decisions that may hereafter occur.

We do not express any opinion herein as to the laws of any jurisdiction other than (i) the laws of the Commonwealth of Pennsylvania and (ii) the laws of the State of New York.

This opinion is intended solely for your information and is not to be quoted in whole or in part nor is it to be filed with any governmental agency or other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ STEVENS & LEE